Exhibit 5.1

Sullivan & Worcester LLP 1633 Broadway New York, NY 10019	212 660 3000 sullivanlaw.com

June 9, 2022

Soluna Holdings, Inc.

325 Washington Avenue Extension

Albany, NY 12206

Ladies and Gentlemen:

We have acted as counsel to Soluna Holdings, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated June 9, 2022 (the “Prospectus Supplement”), to the Company’s Registration Statement on Form S-3 (File No. 333-261427), initially filed with the Commission under the Act on November 30, 2021 (the “Registration Statement”), and the related prospectus, dated December 16, 2021, included in the Registration Statement at the time it originally became effective (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the proposed issuance and sale by the Company, from time to time through Univest Securities, LLC (the “Agent”) as the sales agent, of shares of the Company’s 9.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share, of the Company in an aggregate offering amount of up to $10,000,000 (the “Shares”).The Shares are to be issued and sold pursuant to that certain at-the-market issuance sales agreement, dated June 9, 2022, by and between the Company and the Agent (the “Sales Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Sales Agreement, the Company’s Articles of Incorporation, as amended, and the Company’s Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Nevada. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold against payment therefor in accordance with the Sales Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP

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